EXHIBIT 10.26
AMENDMENT NO. 2
TO THE
POLO RALPH LAUREN CORPORATION
1997 LONG-TERM STOCK INCENTIVE PLAN
(AS AMENDED AND RESTATED AS OF AUGUST 12, 2004)
     WHEREAS, Polo Ralph Lauren Corporation (the “Company”) sponsors the Polo Ralph Lauren Corporation 1997 Long-Term Stock Incentive Plan (as Amended and Restated as of August 12, 2004), which was previously amended effective June 30, 2006 (the “Plan”);
     WHEREAS, the Board of Directors of the Company (the “Board”) desires to further amend the Plan to allow the Company to seek repayment in certain circumstances of stock-based and other compensation awards that are granted pursuant to the Plan on or after May 21, 2009, to the Company’s named executive officers (as defined for purposes of the executive compensation disclosure rules of the Securities Exchange Act of 1934, as amended); and
     WHEREAS, the Board may amend the Plan in accordance with Section 12(a) of the Plan, subject to stockholder approval under certain circumstances not applicable hereto.
     NOW, THEREFORE, the Plan is hereby amended, effective as of May 21, 2009, to add the following as new Section 12(d):
     “(d) Forfeiture Events. For purposes of this Section 12(d), a “named executive officer” means a Participant who is a named executive officer of the Company (as defined for purposes of the executive compensation disclosure rules of the Exchange Act). The Committee may specify in an Award granted after May 21, 2009, that a named executive officer’s rights, payments, and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture, or recoupment, in the reasonable discretion of the Committee, upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but shall not be limited to, termination of the named executive officer’s employment for cause, material violation of material written policies of the Company, or breach of noncompetition, confidentiality, or other restrictive covenants that may apply to the named executive officer, as determined by the Committee in its reasonable discretion. In addition, with respect to an Award granted after May 21, 2009, if, as a result of a named executive officer’s intentional misconduct or gross negligence, as determined by the Committee in its reasonable discretion, the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, the Committee may, in its reasonable discretion, require the named executive officer to promptly reimburse the Company for the amount of any payment (whether in cash, Shares, other securities or other property) previously received by the named executive officer pursuant to any Award (or otherwise forfeit to the Company any outstanding Award) that was earned or accrued (or exercised or settled) during the twelve (12) month period following the earlier of the first public issuance or filing with the United States Securities and Exchange Commission of any financial document embodying such financial reporting requirement that required such accounting restatement.”
     Except as expressly amended hereby, the Plan shall continue in full force and effect in accordance with the provisions thereof on the date hereof. The validity, construction and effect of this Amendment shall be determined in accordance with the laws of the State of New York.